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                                                                 EXHIBIT 10.10
                              EMPLOYMENT AGREEMENT



              This Employment Agreement (this "Agreement") is entered into by and between Hollywood Theaters, Inc., a Delaware corporation (the "Company"), and Robert E. Painter, a resident of Westwood, Massachusetts (the "Executive"), effective as of October 1, 1996.

              1. Introduction. The Executive is currently a consultant to the Company, an owner and operator of motion picture theaters. In contemplation of the expansion of the business of the Company through the acquisition and construction of additional theaters, the Company desires to employ Executive, and Executive desires to become employed by the Company. To this end, the Executive and the Company believe that an agreement is necessary and appropriate to outline the new employment relationship that will exist between the Company and the Executive. Therefore, the Company and the Executive intend by this Agreement to specify the terms and conditions of the Executive's employment relationship with the Company.

              2. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and subject to the conditions set forth herein.

              3.     Duties and Responsibilities.

              (a) Subject to the power of the Board of Directors of the Company (the "Board") to elect and remove officers, the Executive shall serve the Company as the Chief Operating Officer and shall perform, faithfully and diligently, the services and functions relating to such office or otherwise reasonably incident to such office as may be designated from time to time by the Board.

              (b) The Executive shall, during the term of this Agreement (or any extension thereof), devote such of his time, attention, energies and business efforts to his duties as an executive of the Company as are reasonably necessary to carry out his duties specified in Section 3(a). The Executive shall not, during the term of this Agreement (or any extension thereof), engage in any other business activity (regardless of whether such business activity is pursued for gain, profit or other pecuniary advantage) if such business activity would impair the Executive's ability to carry out his duties hereunder. This Section 3(b), however, shall not be construed to prevent the Executive from (i) investing his personal assets as a passive investor in such form or manner as will not contravene the best interests of the Company, (ii) participating in various charitable efforts or (iii) serving as a director or member of a committee of any organization when such position has previously been approved in writing by the Board.
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              4.     Compensation and Other Employee Benefits.  As compensation for his services under the terms of this Agreement:

              (a) The Executive shall be paid an annual salary of not less than $175,000, payable in accordance with the then current payroll policies of the Company. Such annual salary is herein referred to as the "Base Salary." The Base Salary shall be reviewed annually by the Board and shall be subject to increase (but not decrease) in the sole discretion of the Board based upon a review of the performance and accomplishments of the Executive.

              (b) In addition to annual Base Salary, the Executive shall be eligible to receive annual bonus awards (the "Annual Bonus") in cash upon the achievement by the Executive of performance goals or targets established by the Board. The Board shall establish these performance goals in advance of each fiscal year. In the event that the performance goals or targets established by the Board are satisfied by the Executive at least at the 85% level, the Executive shall be entitled to a bonus for such year equal to at least 50% of his Base Salary for such year, with the actual percentage subject to determination of the Board. In addition, the Executive shall have the opportunity to receive additional bonuses above the level of the Annual Bonus up to a maximum of 100% of Base Salary for such year based upon the Board's review of annual achievements of the Company's five-year financial plan and the determination by the Board, in its sole discretion, that such additional bonus awards are warranted. Bonuses in excess of that amount in respect of exceptional performance by the Executive as determined by the Board may be made in the sole discretion of the Board.

              (c) The Executive will be granted non-transferrable options to purchase shares of common stock, par value $.01 per share (the "Common Stock"), of Hollywood Theater Holdings, Inc., the parent company of the Company ("Holdings"), in an initial amount equal to 3% of the fully diluted shares of Common Stock of Holdings as of the closing by the Company and Holdings of certain pending acquisitions, equity financings and debt financings. The exercise price for the initial grant of options will be $175 per share of Common Stock. The options will be granted under an option plan (the "Option Plan") proposed to be adopted by Holdings in the near future, which plan will require that the Executive enter into an option agreement (the "Option Agreement). The options, when granted, will vest in equal amounts on the first, second, third, fourth and fifth anniversary of grant, subject to accelerated vesting in the event of an initial public offering of the Common Stock by Holdings or upon defined change of control events under the Option Plan, and subject to continued employment. The Option Agreement will restrict the transfer of shares of Common Stock issuable under the option.

              (d) Subject to the right of the Company to amend or terminate any employee and/or group or senior executive benefit plan, the Executive shall be entitled to receive the following employee benefits:





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                     (i)    the Executive shall have the right to participate
       in all current or future employee and/or group welfare benefit plans of the Company that are available to its exempt salaried employees generally (including, without limitation, disability, accident, medical, life insurance and hospitalization plans) at the same level and on the same basis as other senior executives of the Company participate;

                     (ii) the Executive shall have the right to participate in the Company's 401(k) savings plan (with matching contributions to the extent that the Company hereafter offers such benefit generally to its senior executives) and all future senior executive benefit plans of the Company, including, without limitation, any pension or retirement plan that may hereafter be established, all in accordance with the Company's regular practices with respect to its senior executive officers;

                     (iii) the Executive shall be entitled to reimbursement from the Company for reasonable out-of-pocket business expenses incurred by him in the course of the performance of his duties hereunder, subject to receipt of appropriate supporting documentation;

                     (iv) the Executive shall be entitled to such vacation (in no event less than three weeks per year), holidays and other paid or unpaid leaves of absence as are consistent with the Company's normal policies or as are otherwise approved by the Board; and

                     (v) the Executive shall be entitled to an automobile allowance in the amount of $850 per month during the Employment Term to cover the cost of personally leasing an automobile and related operating expenses.

              5. Interim Arrangements Pending Relocation of the Executive; Relocation Expenses.

              (a) The Executive acknowledges and agrees that the performance of his duties hereunder will require his relocation to Dallas, Texas, where the headquarters office of the Company is located, and that his employment is subject to his relocation to Dallas, Texas, as promptly as practicable (a period six to twelve months is contemplated). The Executive agrees to use his best efforts to limit the period required for relocation (the "Interim Period"). The Executive also acknowledges and agrees that during the Interim Period, he will be required to work on a full time basis in Dallas, Texas, or such other locations as the Company may require (including cities and towns in which the Company owns or proposes to construct or acquire motion picture theaters) for the performance of his duties. Until relocation is accomplished:


                     (i) The Executive shall be entitled to reimbursement from the Company for the cost of reasonable living accommodations, to include rent for a furnished apartment, utilities and parking, subject to a monthly maximum to be mutually agreed upon by the





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       Company and the Executive and receipt of appropriate supporting documentation. Food and entertainment expenses shall not be reimbursable pursuant to this clause (i).

                     (ii) The Executive shall be entitled to reimbursement from the Company for the cost of travel to and from Dallas, Texas, and the employee's primary residence in Westwood, Massachusetts, or, alternatively, for the cost of travel for spousal trips to and from Dallas and the primary residence, subject to an aggregate monthly maximum to be mutually agreed upon by the Company and the Executive and receipt of appropriate supporting documentation.

              (b) To assist the Executive in relocating to Dallas, Texas, the Company agrees that it will reimburse the Executive for standard broker's commissions paid by the Executive with respect to the sale of the Executive's home at 115 Skyline Drive, Westwood, Massachusetts 02090, and all related closing costs incident thereto, other than the satisfaction of any property, school or other tax liabilities or amounts required to satisfy buyer objections to title or with respect to inspection of the property (such as any required repairs). The Company will not reimburse the Executive for any loss that may be incurred upon the sale (as compared to the initial purchase price paid by the Executive for the property). Reimbursement pursuant to this clause shall be subject to receipt of appropriate supporting documentation.

              (c) To assist the Executive in relocating to Dallas, Texas, the Company agrees that it will reimburse the Executive for (i) any points to be paid by the Executive to his mortgage lender in connection with the purchase of a home in Dallas, Texas, as the Executive's new primary residence (a maximum of 2 points) and (ii) all related closing costs incident thereto, other than amounts required to fund escrows for the satisfaction of any property, school or other tax liabilities or insurance coverages and the like, or amounts required to make improvements required by the Executive. Reimbursement pursuant to this clause shall be subject to receipt of appropriate supporting documentation.

              (d) To assist the Executive in relocating to Dallas, Texas, the Company agrees that it will reimburse the Executive for the reasonable costs of fully insured transportation and storage, if required, of all household goods and personal belongings of the Executive from Westwood, Massachusetts, to Dallas, Texas. Reimbursement pursuant to this clause shall be subject to receipt of appropriate supporting documentation.

              6.     Term.

              (a) Subject to the provisions of Section 8, the term of this Agreement shall commence on October 1, 1996 and shall end on September 30, 1998. The term of this Agreement is referred to herein as the "Employment Term."





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              (b)    The term of this Agreement may be extended for additional
one year periods by mutual consent of the Executive and the Board, acting on behalf of the Company, with the first renewal being automatic unless the Executive is terminated for Due Cause (as defined in Section 8(a).

              (c) If the Company elects not to renew this Agreement after termination pursuant to this Section 6, then the Company shall pay to the Executive, at such times as they would otherwise be paid in accordance with the Company's payroll practices, his full Annual Salary for a period of one year from the date of termination.

              7.     Competition and Confidentiality.

              (a) If, during the Employment Term (or any extension thereof), the employment of the Executive is terminated pursuant to Section 8(a) or the Executive voluntarily terminates his employment pursuant to Section 8(d), or if the Company elects not renew this Agreement after the first automatic renewal referred to in Section 6(b) (subject to the Company's right to terminate for Due Cause) for one year from the date of such termination, the Executive shall not, without the prior written consent of the Board (which consent shall not be unreasonably withheld), with respect to the States of Texas, Oklahoma, Kansas, Missouri, Ohio, Idaho and any other state in which the Company owns, leases or operates motion picture theaters at the time of termination, (i) accept employment or render service to any person, firm or corporation that is engaged in a business directly competitive with the business then engaged in by the Company in such states or (ii) directly or indirectly enter into or in any manner take part in or lend his name, counsel or assistance to any venture, enterprise, business or endeavor, either as proprietor, principal, investor, partner, director, officer, employee, consultant, advisor, agent, independent contractor, or in any other capacity whatsoever, for any purpose that would be competitive with the business of the Company in such states.

              (b) It is the desire and intent of each of the parties that the provisions of Section 7(a) shall be enforced to the fullest extent permissible under the laws and public policies applied in the State of Texas. Accordingly, if any particular portion of Section 7(a) shall be adjudicated to be invalid or unenforceable, Section 7(a) shall be deemed amended to (i) reform the particular portion to provide for such maximum restrictions as will be valid and enforceable, or if that is not possible, then (ii) delete therefrom the portion thus adjudicated to be invalid or unenforceable.

              (c) During and after the Employment Term, the Executive will not divulge or appropriate to his own use or to the use of others any secret or confidential information or secret or confidential knowledge pertaining to the business of the Company obtained by the Executive in any way while he was employed by the Company. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its





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affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

              (d) The Executive acknowledges that Sections 7(a) and (c) are expressly for the benefit of the Company, that the Company would be irreparably injured by a violation of Section 7(a) or (c), and that the Company would have no adequate remedy at law in the event of such violation. Therefore, the Executive acknowledges and agrees that injunctive relief, specific performance or any other appropriate equitable remedy (without any bond or other security being required) are appropriate remedies to enforce compliance by the Company with Sections 7(a) and (c).

              8.     Termination of Employment.

              (a) For Due Cause. Nothing herein shall prevent the Company from terminating, without prior notice, the Executive for "Due Cause" (as hereinafter defined), in which event the Executive shall be entitled to receive his Base Salary on a pro rata basis to the date of termination. In the event of such termination for Due Cause, all other rights and benefits the Executive may have under the employee and/or group or senior executive benefit plans and programs of the Company, generally, shall be determined in accordance with the terms and conditions of such plans and programs. The term "Due Cause" shall mean (i) the Executive has committed a willful serious act, such as embezzlement, against the Company intending to enrich himself at the expense of the Company or been convicted of a felony, (ii) the Executive has engaged in conduct which has caused demonstrable and serious injury, monetary or otherwise, to the Company as evidenced by a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction in effect after exhaustion of all rights of appeal of the action, suit or proceeding, whether civil, criminal, administrative or investigative, (iii) the Executive, in carrying out his duties hereunder, has been guilty of willful gross neglect or willful gross misconduct, resulting in either case in material harm to the Company, or (iv) the Executive has refused to carry out his duties in gross dereliction of duty and, after receiving notice to such effect from the Board, the Executive fails to cure the existing problem within 30 days.

              (b) Due To Death. In the event of the death of the Executive, this Agreement shall terminate on the date of death and the estate of the Executive shall be entitled to (i) the Executive's Base Salary through the end of the month in which he died, and (ii) a cash payment equal to the pro rata portion (calculated through the end of the month in which he died) of the annual bonus, if any, received by the Executive in respect of the full calendar year next preceding his death. In the event of such termination due to death, all other rights and benefits the Executive (or his estate) may have under the employee and/or group or senior executive benefit plans and programs





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of the Company, generally, shall be determined in accordance with the terms and conditions of such plans and programs.

              (c) Disability. In the event the Executive suffers a "Disability" (as hereinafter defined), this Agreement shall terminate on "the date on which the Disability occurs" (as hereinafter defined) and the Executive shall be entitled to (i) his Base Salary through the end of the month in which his employment is terminated due to the Disability, and (ii) a cash payment equal to the pro rata portion (calculated through the end of the month in which his employment is terminated due to Disability) of the annual bonus, if any, received by the Executive in respect of the full calendar year next preceding his Disability. In the event of such termination due to Disability, all other rights and benefits the Executive may have under the employee and/or group or senior executive benefit plans and programs of the Company, generally, shall be determined in accordance with the terms and conditions of such plans and programs. For purposes of this Agreement, "Disability" shall mean the inability or incapacity of the Employee for six months to perform the essential functions of the job or position with the Company described in Section 3, even with reasonable accommodation, and "the date on which the Disability occurs" shall mean the first day following such six month period. Such inability or incapacity shall be documented to the reasonable satisfaction of the Board by appropriate correspondence from registered physicians reasonably satisfactory to the Board.

              (d) Voluntary Termination. The Executive may voluntarily terminate his employment under this Agreement at any time by providing at least 60 days' prior written notice to the Company. In such event, the Executive shall be entitled to receive his Base Salary until the date his employment terminates and all other benefits the Executive may have under the employee and/or group or senior executive benefit plans and programs of the Company, generally, shall be determined in accordance with the terms and conditions of such plans and programs.

              (e) Other Termination. If the Company terminates the employment of the Executive other than for Due Cause or because of a Disability, then the Company shall pay to the Executive, at such times as they would otherwise be paid in accordance with the Company's payroll practices, his full Annual Salary for a period of one year from the date of termination. All benefits under the Company's employee and/or group or senior executive benefit plans and programs shall continue to the extent permissible in accordance with the terms and conditions of such plans and programs. To the extent that the Board determines such payments are appropriate, the Executive shall also be entitled to any bonus payments that the Board may award in its sole discretion.


              9. Preservation of Business; Fiduciary Responsibility. The Executive shall use his best efforts to preserve the business and organization of the Company, to keep available to the Company the services of present employees and to preserve the business relations of the Company with suppliers, distributors, customers and others. The Executive shall not commit any act, or in any way assist others to commit any act, that would injure the Company. So long as the Executive is employed by the Company, the Executive shall observe and fulfill proper standards of fiduciary responsibility attendant upon his service and office.





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              10.    Notices.  All notices, requests, demands and other
communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

              (a)    To the Company:

                     Hollywood Theaters, Inc.
                     2911 Turtle Creek Blvd.
                     Suite 1150
                     Dallas, TX  75219
                     Attn:  Chief Executive Officer

              (b)    To the Executive:

                     Robert E. Painter
                     115 Skyline Drive
                     Westwood, MA  02090

              11. Controlling Law and Performability. The execution, validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

              12. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration in Dallas, Texas. In the proceeding, the Executive shall select one arbitrator, the Company shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator. The decision of a majority of the arbitrators shall be binding on the Executive and the Company. Should one party fail to select an arbitrator within five days after notice of the appointment of an arbitrator by the other party or should the two arbitrators selected by the Executive and the Company fail to select an arbitrator within ten days after the date of the appointment of the last of such two arbitrators, any person sitting as a Judge of the United States District Court for the Federal District of Texas in which the City of Dallas is then situated, upon application of the Executive or the Company, shall appoint an arbitrator to fill such space with the same force and effect as though such arbitrator had been appointed in accordance with the first sentence of this Section 12. Any arbitration proceeding pursuant to this
Section 12 shall be conducted in accordance with the rules of the American Arbitration Association. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

              13. Additional Instruments. The Executive and the Company shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.





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              14.    Entire Agreement and Amendments.  This Agreement (together with the Option Plan and Option Agreement, upon the effectiveness thereof) contains the entire agreement of the Executive and the Company relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between the Executive and the Company with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

              15. Separability. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by the decision of any arbitrator or by decree of a court of last resort, the Executive and the Company shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

              16. Assignments. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The rights and obligations of the Executive under this Agreement are personal to him, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer. This Agreement shall be binding upon the Executive and his heirs, executors, administrators, legal representatives and assigns.

              17. Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one and the same instrument.

              18. Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision of the Agreement by the other party shall not operate or be construed as a waiver by such party of any subsequent breach by such other party.





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              IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement effective as of the date first above written.


                                           "COMPANY"

                                           HOLLYWOOD THEATERS, INC.



                                           By:   /s/ Thomas W. Stephenson, Jr.
                                              ---------------------------------
                                                  Thomas W. Stephenson, Jr.
                                                  President


                                           "EXECUTIVE"



                                              /s/ Robert E. Painter
                                           ------------------------------------
                                           Robert E. Painter





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